Exhibit 99.1

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Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Julie Rakes	Tatiana Stead
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FOR IMMEDIATE RELEASE: January 19, 2012

Capital One Reports Fourth Quarter 2011 Net Income of $407 million, or $0.88 per share

Earnings for full year 2011 were $3.1 billion, or $6.80 per share

Compared to full year 2010, earnings were up $404 million, or 15 percent

•	Fourth quarter loan balances up 4.6 percent from third quarter and up 7.9 percent from prior year’s fourth quarter

•	Revenue down modestly in fourth quarter due to absence of Q3 finance charge and fee reserve release and Q4 impact of UK reserve, revenue up modestly excluding these items

•	Non-interest expense up, driven by increased marketing and operating expenses

•	Continued balance sheet strength; Tier 1 Common Equity Ratio near 10 percent

McLean, Va. (Jan 19, 2012) – Capital One Financial Corporation (NYSE: COF) today announced net income for the fourth quarter of 2011 of $407 million, or $0.88 per diluted common share, compared with net income of $813 million, or $1.77 per diluted common share, for the third quarter of 2011, and net income of $697 million, or $1.52 per diluted common share, for the fourth quarter of 2010. For full year 2011, net income was $3.1 billion, or $6.80 per diluted common share, compared with net income of $2.7 billion, or $6.01 per diluted common share, for 2010.

“In 2011, we made significant investments to restart growth across our lending businesses after a long period of cyclical declines in loan volumes, and we’re seeing these investments gain traction,” said Richard D. Fairbank, Capital One’s Chairman and Chief Executive Officer. “The strong underlying performance of our businesses and the compelling financial and strategic value of our planned acquisitions put us in a position to deliver and sustain shareholder value through growth potential, strong returns, and strong capital generation.”

Capital One Fourth Quarter 2011 Earnings

The company expects to close the acquisition of ING Direct in the first quarter and the acquisition of the HSBC US Card business in the second quarter, and expects that the acquisitions will have significant impact on reported results, especially in 2012, from the purchase accounting effects, integration expenses and partial year impacts of these acquisitions.

All comparisons in the following paragraphs are for fourth quarter 2011 compared to third quarter 2011 unless otherwise noted.

Total Company Results

Loan and Deposit Balances

Period-end loan balances increased $5.9 billion to $135.9 billion driven by growth in Domestic Card, Commercial Banking, and Auto Finance. Average loans were up by $2.5 billion, with much of the quarterly balance growth concentrated in the last few weeks of the year.

Period-end total deposits remained flat in the fourth quarter at $128.2 billion. The company expects to close the ING Direct acquisition in the first quarter of 2012 and add approximately $80 billion in deposits. The deposit volume trends in the fourth quarter of 2011 reflect the evolution in the company’s deposit strategy in anticipation of the ING Direct acquisition.

Revenues

Total revenue in the fourth quarter of 2011 was $4.1 billion, down $104 million, or 2.5 percent. Revenue in the quarter was negatively impacted by the absence of the third quarter 2011 finance charge and fee reserve (FCFR) release and higher expected expense related to prior sales of payment protection insurance in the UK. In addition, non-interest income was negatively impacted by a representation and warranty expense of $38 million. Excluding the impact of these items, revenue increased about 2.5 percent in the fourth quarter, in line with average loan growth.

Capital One Fourth Quarter 2011 Earnings

Margins

Net interest margin declined 17 basis points in the quarter to 7.22 percent. The margin benefited from a shift from cash to loans and a reduction in funding costs attributed to lower deposit rates. These benefits were more than offset by a decline in loan yields driven largely by one-time effects such as the absence of the FCFR release which benefited third quarter 2011 interest income.

Non-Interest Expense

Non-interest expense for the fourth quarter increased $321 million primarily due to a seasonal ramp in marketing expenses and an increase in operating expenses. The increase in operating expenses includes approximately $90 million in litigation expenses and approximately $40 million in asset write downs and other costs as the company rationalized some facilities and equipment, principally related to acquired bank businesses. Additionally, the company accelerated its build-out of ‘top bank’ infrastructure, especially in the second half of 2011, to ensure our readiness to execute on attractive acquisition opportunities.

Pre-Provision Income (before tax)

Pre-provision earnings decreased in the quarter as a result of the increase in non-interest expense and the reported decline in revenue.

Provision Expense

Provision expense increased $239 million in the quarter as continued improvement in the outlook for credit performance was more than offset by growth in loan balances and seasonal effects. The charge-off rate increased 17 basis points to 2.69 percent, while the coverage ratio of allowance to loans fell by 16 basis points to 3.13 percent.

Capital One Fourth Quarter 2011 Earnings

Net Income

Net income in the quarter decreased $406 million reflecting the impact of increases in non-interest and provision expense.

Capital Ratios

The company’s estimated Tier 1 common equity ratio decreased 30 basis points from September 30, 2011, to 9.7 percent as of December 31, 2011, driven by strong loan growth at the end of the fourth quarter. The Tier 1 common equity ratio increased 90 basis points from last year’s rate of 8.8 percent at December 31, 2010. Using known Basel III definitions, our Tier 1 common equity ratio would have been approximately 10 basis points higher at December 31, 2011, or 9.8 percent.

“Significant credit improvement in 2011 led to a sizeable increase in profitability from continuing operations for 2011,” said Gary L. Perlin, Capital One’s Chief Financial Officer. “Over the course of the year, we generated substantial amounts of capital and expect to generate healthy amounts of capital going forward.”

Tier 1 common equity ratio, as used throughout this release, is a non-GAAP financial measure. For additional information, see Table 12 in the Financial Supplement.

Business Segment Results

Credit Card Highlights

Domestic Card reported net income in the fourth quarter of 2011 of $395 million. Total revenue grew 4.7 percent in the fourth quarter of 2011 from the fourth quarter of 2010, driven by growth in loans, strong purchase volumes, and stable margins. The business posted $2.3 billion in net income in 2011, driven by significant credit improvement, the return of modest loan growth, and stable margins.

Domestic Card net charge-off rate increased 15 basis points in the quarter to 4.07 percent, consistent with expected seasonal patterns. Compared with the fourth quarter of 2010, the charge-off rate improved by 321 basis points, resulting from the significant credit improvements experienced in 2011.

Capital One Fourth Quarter 2011 Earnings

Domestic Card loan balances grew $2.8 billion, or 5 percent, in the fourth quarter driven by seasonal spending and balance building on a growing account base. Growth for the year resulted largely from the addition of the Kohl’s private label partnership, as well as a return to growth in the company’s general purpose card business in the second half of the year. Excluding the expected installment loan run-off, Domestic Card loans grew by $4.7 billion, or 9 percent for the full year.

Purchase volume increased 9.3 percent in the quarter, reflecting continued strong growth in purchase volume across the company’s Domestic Card business. Purchase volume grew 17.8 percent from the fourth quarter of 2010, excluding the impact of the Kohl’s portfolio.

Commercial Banking Highlights

The Commercial Banking business delivered another quarter of solid profitability and steady loan growth, as deposits and commercial customer relationships continued to grow in the quarter, as well.

The combination of improving credit and growth in loan and deposit volumes drove 2011 net income of $532 million in the Commercial Banking business.

Ending loans were up 5.9 percent from the prior quarter and up 14.3 percent from the fourth quarter of 2010. Growth in loan commitments, an early indicator of future loan growth, was even stronger.

Commercial Banking credit metrics have stabilized and improved over the last six quarters. The charge-off rate for Commercial Banking was 0.63 percent, down 80 basis points from the same quarter last year. Excluding the run-off Small Ticket CRE portfolio, the charge-off rate in the company’s core Commercial Lending businesses was 0.47 percent in the quarter, an improvement of 53 basis points from the prior year. Commercial Lending charge-offs were up 19 basis points from the third quarter, driven by a small number of impaired CRE loans related to a single troubled relationship, which the company had reserved for in prior quarters. The slower flow rate into NPL and stable property values are driving lower charge-offs.

Consumer Banking Highlights

The Consumer Banking business delivered net income of $117 million in the fourth quarter of 2011 and $809 million for full year, driven by the strong performance of the Auto Finance business and growth in deposits with improving interest expense rates.

Capital One Fourth Quarter 2011 Earnings

Loan balances were up modestly as strong growth in auto loans was partially offset by expected runoff of the Home Loan portfolio. Auto Finance originations were $3.6 billion, up 5.2 percent from the third quarter and 61.8 percent from the fourth quarter of 2010.

In the Auto Finance business, net charge-off and delinquency rates increased in the quarter, consistent with expected seasonal patterns. However, charge-offs and delinquencies for the year improved 58 basis points and 70 basis points, respectively.

In the Home Loan business, the charge-off rate increased 37 basis points in the quarter but was relatively unchanged compared with the same quarter in 2010, while the delinquency rate increased modestly.

Consumer Banking deposits remained flat in the quarter but grew 6.7 percent in 2011 as the Consumer Banking segment continued to grow retail banking customer relationships.

For more lending information and statistics on the segment results, please refer to the Financial Supplement.

Forward-looking statements

The company cautions that its current expectations in this release dated January 19, 2012 and the company’s plans, objectives, expectations and intentions, are forward-looking statements which speak only as of the date hereof. The company does not undertake any obligation to update or revise any of the information contained herein whether as a result of new information, future events or otherwise.

Certain statements in this release are forward-looking statements, including those that discuss, among other things, strategies, goals, outlook or other non-historical matters; projections, revenues, income, returns, expenses, capital measures, accruals for claims in litigation and for other claims against the company, earnings per share or other financial measures for the company; future financial and operating results; the company’s plans, objectives, expectations and intentions; the projected impact and benefits of the pending transactions involving the company, HSBC and ING Direct (the “transactions”); and the assumptions that underlie these matters. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous factors could cause the company’s actual results to differ materially from those described in such forward-looking statements, including, among other things: general economic and business conditions in the U.S., the U.K., Canada or the company’s local markets, including conditions affecting employment levels, interest rates, consumer income and confidence, spending and savings that may affect consumer bankruptcies, defaults, charge-offs and deposit activity; an increase or decrease in credit losses (including increases due to a worsening of general economic conditions in the credit environment); the possibility that regulatory and other approvals and conditions to either of the transactions are not

Capital One Fourth Quarter 2011 Earnings

obtained or satisfied on a timely basis or at all; the possibility that modifications to the terms of either of the transactions may be required in order to obtain or satisfy such approvals or conditions; the possibility that the company will not receive third-party consents necessary to fully realize the anticipated benefits of the transactions; the possibility that the company may not fully realize the projected cost savings and other projected benefits of the transactions; changes in the anticipated timing for closing either of the transactions; difficulties and delays in integrating the assets and businesses acquired in the transactions; business disruption during the pendency of or following the transactions; the inability to sustain revenue and earnings growth; diversion of management time on issues related to the transactions; reputational risks and the reaction of customers and counterparties to the transactions; disruptions relating to the transactions negatively impacting the company’s ability to maintain relationships with customers, employees and suppliers; changes in asset quality and credit risk as a result of the transactions; financial, legal, regulatory, tax or accounting changes or actions, including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder; developments, changes or actions relating to any litigation matter involving the company; increases or decreases in interest rates; the company’s ability to access the capital markets at attractive rates and terms to capitalize and fund its operations and future growth; the success of the company’s marketing efforts in attracting and retaining customers; increases or decreases in the company’s aggregate loan balances or the number of customers and the growth rate and composition thereof, including increases or decreases resulting from factors such as shifting product mix, amount of actual marketing expenses the company incurs and attrition of loan balances; the level of future repurchase or indemnification requests the company may receive, the actual future performance of mortgage loans relating to such requests, the success rates of claimants against the company, any developments in litigation and the actual recoveries the company may make on any collateral relating to claims against the company; the amount and rate of deposit growth; changes in the reputation of or expectations regarding the financial services industry or the company with respect to practices, products or financial condition; any significant disruption in the company’s operations or technology platform; the company’s ability to maintain a compliance infrastructure suitable for its size and complexity; the company’s ability to control costs; the amount of, and rate of growth in, the company’s expenses as its business develops or changes or as it expands into new market areas; the company’s ability to execute on its strategic and operational plans; any significant disruption of, or loss of public confidence in, the United States Mail service affecting the company’s response rates and consumer payments; the company’s ability to recruit and retain experienced personnel to assist in the management and operations of new products and services; changes in the labor and employment markets; fraud or misconduct by the company’s customers, employees or business partners; competition from providers of products and services that compete with the company’s businesses; and other risk factors set forth from time to time in reports that the company files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2010, and Exhibit 99.5 to the Current Report on Form 8-K filed on July 13, 2011.

Capital One Fourth Quarter 2011 Earnings

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A. and Capital One Bank (USA), N. A., had $128.2 billion in deposits and $206.0 billion in total assets outstanding as of December 31, 2011. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients. Capital One, N.A. has approximately 1,000 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.